Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

FOR IMMEDIATE RELEASE
September 28, 2014

FOR ADDITIONAL INFORMATION
Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Vice President, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Announces Plan to Separate Into Two Publicly Traded Companies

•	Separation would result in two highly focused, premier energy infrastructure companies: a fully regulated natural gas and electric utilities company (NiSource), and a pure-play natural gas pipeline, midstream and storage company (Columbia Pipeline Group)

•	Following the separation, both companies – NiSource and Columbia Pipeline Group – are expected to be investment grade, well-capitalized companies; with strategic clarity, robust long-term growth profiles and the ability to fund significant infrastructure project inventories

•	Separation not expected to impact employment levels or commitments to communities; current headquarters and office locations to remain in place

•	Separation expected to be tax-free and value-accretive for shareholders

Merrillville, Ind. — NiSource Inc. (NYSE: NI) today announced that its Board of Directors has approved in principle plans to separate its natural gas pipeline and related businesses into a stand-alone publicly traded company. The transaction will result in two highly focused energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group Inc. (CPG), a pure-play natural gas pipeline, midstream and storage company. The separation is expected to occur in mid-2015.

“Separating our regulated utilities and pipeline businesses is a significant and logical step in our proven long-term strategy that has delivered substantial value to investors and enhanced service for our customers,” NiSource President and CEO Robert C. Skaggs Jr. said. “As independent, highly focused, premier entities, both companies will benefit from the size and scale of their distinct assets and customer bases, will have enhanced strategic clarity and focus, and will be well capitalized, all enhancing their ability to successfully execute on their robust, long-term investment plans.

“By creating two dynamic companies that can execute on their distinct business strategies, we expect to further sharpen each company’s customer service focus, maintain strong levels of local employment and community involvement, thereby further positioning us to create immediate and long-term value for our shareholders,” said Skaggs.

Under the separation plan, NiSource shareholders would retain their current shares of NiSource stock and receive a pro-rata dividend of shares of CPG stock in a transaction that is expected to be tax-free to NiSource and its shareholders. The actual number of CPG shares that would be distributed to NiSource shareholders will be determined prior to closing, which is expected to take place in mid-2015.

Columbia Pipeline Group to feature strategic assets, $12-15 billion investment opportunity

CPG, which is expected to be listed on the New York Stock Exchange (NYSE: COLP), will include Columbia Gas Transmission, Columbia Gulf Transmission, NiSource Midstream Services, and other current NiSource natural gas pipeline, storage and midstream holdings. In total, at separation the new public company will operate more than 15,000 miles of natural gas transmission pipelines, nearly 300 billion cubic feet of underground natural gas storage capacity, and a growing portfolio of midstream and related facilities.

The CPG system provides access to energy markets from the U.S. Southeast through the Northeast, as well as strategic asset positions throughout the Marcellus and Utica Shale production regions. The company has leveraged these assets to develop a deep inventory of supply- and market-driven growth projects, many of which are in advanced stages of development. These projects, when paired with the company’s long-term system modernization program, represent a potential capital investment opportunity of $12-15 billion over the next 10 years, positioning the company to provide enhanced earnings and dividend growth driven by its projected net investment growth.

“As an independent company, CPG will be well-positioned to execute on a significant number of value-creating growth opportunities resulting from the expansion of natural gas drilling in its geographic territories, its landmark system modernization program as well as increased demand associated with liquefied natural gas exports and gas-fired electric generation – all of which is expected to benefit our customers, investors and other key stakeholders,” Skaggs said. “We are committed to unlocking significant value and enabling even greater investment to fuel growth in the CPG business that would not have been possible without the CPG separation and associated MLP.”

CPG financing expected to include capital raised by Master Limited Partnership

CPG anticipates that it will finance its capital investment plan through a combination of debt and equity. That financing is also expected to include capital raised by CPG’s Master Limited Partnership, the proposed initial public offering of which was announced in a separate news release issued today.

NiSource to remain one of nation’s largest natural gas and electric utility companies

Upon completion of the planned separation, NiSource will remain one of the largest natural gas utility companies in the United States, serving more than 3.4 million customers in seven states under the Columbia Gas and NIPSCO brands. The company also will continue to provide electric distribution, generation and transmission services for approximately 450,000 NIPSCO electric customers in northern Indiana. The company will continue to be listed on the New York Stock Exchange (NYSE: NI).

NiSource is expected to be well-positioned to provide stable long-term earnings and dividend growth of 4-6 percent annually following the planned separation. The company’s growth profile is supported by stable revenue streams, contemporary rate designs and an inventory of approximately $30 billion in infrastructure investment opportunities spanning the next 20-plus years.

“As a pure-play utilities company, we expect NiSource will continue to be well capitalized, with significant customer and rate base scale, and a deep inventory of infrastructure investment opportunities,” Skaggs said. “The company’s strong foundation, supported by a proven track record of execution on core system enhancement, regulatory and legislative programs, should enable NiSource to continue delivering safe, reliable and efficient service to its customers, as well as sustainable growing value to shareholders.”

Benefits of the transaction

Upon completion, the separation is expected to result in two well capitalized, premier energy infrastructure companies, with benefits for both companies’ stakeholders, having the following anticipated strategic and financial attributes from and as of the date of separation:

NiSource		Columbia Pipeline Group
Pure-play, 100 percent regulated utilities company	Fit and Clarity	Pure-play natural gas pipeline, midstream and storage business with an MLP

Sharpened management focus on distinct strategic goals	Strategic Focus	Sharpened management focus on distinct strategic goals

$30+ billion over 20-plus years	Long-Term Investment Opportunities	$12-15 billion over 10 years

~$1.2 billion/year	Annual Capital Investments	~$1+ billion/year

Averaging 4-6%/year	Earnings and Dividend Growth	Expected to be driven by net investment growth

Expected to maintain investment grade with strong liquidity	Credit Ratings	Expected to maintain investment grade with strong liquidity

Appeals to investors seeking stable earnings and dividend growth in line with a pure-play regulated utilities company	Investor Alignment	Appeals to investors seeking earnings and dividend growth in line with a pure-play natural gas pipeline, midstream and storage business

Ability to effectively benchmark performance against its utility peers	Transparency	Ability to effectively benchmark performance against pipeline peers

No planned or expected layoffs, maintaining work locations and community support	Community/Employee Commitments	No planned or expected layoffs, maintaining work locations and community support

Continued common stock dividend growth

Following the planned separation, current NiSource shareholders who retain their NiSource and CPG shares are expected to receive separate common stock cash dividends from NiSource and CPG. Together, those dividends are expected to be maintained in total upon separation and grow thereafter.

Following the planned separation, CPG expects to establish a common stock dividend target driven by its projected net investment growth. NiSource expects to continue a dividend payout ratio that is competitive with its utility peers, with an initial anticipated average annual growth rate of about 4-6 percent, in line with expected earnings growth.

Financing and capital structure

Prior to the separation, NiSource plans to reduce its net debt with the proceeds from a one-time cash distribution from CPG. CPG plans to fund this payment to NiSource by issuing its own long-term debt.

Both NiSource and CPG are anticipated to have capital structures, balance sheets and financial policies consistent with investment-grade credit metrics.

Experienced, proven leadership, maintaining commitments to employees and communities

As part of the transition process, the NiSource Board of Directors plans to formally name CEOs for both publicly traded companies by the end of 2014, with executive teams to follow.

NiSource does not expect the separation to result in job reductions among its current workforce of approximately 8,800 employees. The company also does not anticipate any significant changes to the compensation or benefits offered to employees or retirees, and will honor all existing labor agreements.

NiSource will continue to be headquartered in Merrillville, Indiana, and CPG will be headquartered in Houston, Texas. Both NiSource and CPG are committed to maintaining current levels of community involvement, charitable giving and economic development support following the separation.

As part of the separation, CPG is expected to enter into a transition services agreement with NiSource for a limited period of time to facilitate the transition of certain services until permanent services are in place at CPG.

Conditions of the separation

The separation is subject to various conditions, including, among others, NiSource receiving a favorable legal opinion on the tax-free nature of the distribution and final NiSource board approval. NiSource shareholder approval of the transaction is not required. There is no assurance that the transaction will be completed in mid-2015 or at all.

Advisors

Lazard is acting as lead financial advisor, and Sidley Austin LLP is serving as legal advisor, to NiSource on the transaction. Barclays and Citigroup are also acting as financial advisors to NiSource.

Investor meeting and webcast tomorrow

NiSource’s executive management will discuss the planned separation during an investor meeting and webcast to be conducted tomorrow, September 29, 2014, at 8.30 a.m. Eastern Time (7.30 a.m. Central Time). The conference will be carried live on www.nisource.com. Additionally, the company will post the investor presentation on its website tomorrow at approximately 7.00 a.m. Eastern Time (6.00 a.m. Central Time).

For those unable to participate in the live webcast, a replay will be available on NiSource’s website, www.nisource.com.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available at www.nisource.com. NI-F

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding future dividends, earnings growth, capital investments, financing needs and plans, credit ratings and investment opportunities. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this release include, among other things, the timing to consummate the transactions described herein; the risk that a condition to consummation is not satisfied; disruption to operations as a result of the proposed transactions; the inability of one or more of the businesses to operate independently following the completion of the proposed transactions; weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk, and the matters set forth in the “Risk Factors” section in NiSource’s 2013 Form 10-K and subsequent NiSource filings of Form 10-Q, many of which are beyond the control of NiSource. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Future earnings and other financial projections are illustrative only and do not constitute guidance by the Company. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

The potential distribution of CPG shares is subject to the satisfaction of a number of conditions, including the final approval of NiSource’s Board of Directors. There is no assurance that such distribution will in fact occur.